Exhibit 99.1

11011 Sunset Hills Rd. Reston, VA 20190 www.generaldynamics.com	News

Contact: Jeff A. Davis

Tel: 703 876 3483

press@generaldynamics.com

January 5, 2024

General Dynamics Announces Personnel Moves

RESTON, Va. – General Dynamics (NYSE:GD) announced today that Mark Roualet, who currently serves as executive vice president of Combat Systems, has informed the company that he will retire in April. He will be succeeded by Danny Deep, who currently serves as president of General Dynamics Land Systems, effective April 15.

“Mark has served General Dynamics with distinction for over 40 years with a demonstrated record of operational excellence,” said Phebe Novakovic, chairman and chief executive officer. “Danny is a capable, tested leader with a deep background in operations and land forces programs,” said Novakovic.

Deep will be succeeded by David Paddock, who currently serves as president of Jet Aviation, effective April 1. Paddock will be replaced as president of Jet Aviation by Jeremie Caillet, who currently serves as senior vice president of operations in Basel, Switzerland.

“David is a proven executive with strong leadership skills,” said Novakovic. “Jeremie is a highly skilled operations and program management executive.”

General Dynamics also announced today that Jason Aiken, who currently serves as executive vice president of Technologies and chief financial officer, will move from his joint role to focus exclusively on the operating duties of the Technologies group, effective February 15.

“Jason is a strong executive and has been a superb CFO. He will remain integrally involved in all aspects of the senior leadership of General Dynamics,” said Novakovic.

Kim Kuryea, currently senior vice president of Human Resources and Administration, will become the company’s CFO, also effective February 15.

“Kim is a seasoned finance executive with over 20 years of varied financial experience with the company including CFO of one of the company’s business units, head of the company’s internal audit function and the company’s controller,” said Novakovic.

Kuryea will be replaced by Shane Berg, who currently serves as senior vice president of Planning and Development.

“Shane joined General Dynamics two years ago and has been a superb addition to the senior leadership team,” said Novakovic.

General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 100,000 people across 65 countries worldwide and generated $39.4 billion in revenue in 2022. More information about General Dynamics is available at www.gd.com.

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